                                EXHIBIT 2.1(d)


                        CIBA SPECIALTY CHEMICALS HOLDING INC.
                                      CH 4002
                                 BASLE, SWITZERLAND



                                                            February 21, 1997



                                  LETTER AGREEMENT

Dear Sirs:

          We refer to the Strategic Alliance Agreement dated as of September 29, 1995 among Ciba-Geigy Limited ("Ciba"), Ciba-Geigy corporation ("CGC") and Hexcel Corporation ("Hexcel"), as amended (the "SAA"), the Ancillary Agreements (as defined in the SAA) and the Retention Agreement dated as of June 27, 1996, between Hexcel and Ciba (the "Retention Agreement"), and collectively with the SAA and the Ancillary Agreement, the "Agreements"). Capitalized terms used in this Letter Agreement but not defined herein shall have the meanings set forth in the SAA.

          Ciba and Sandoz Limited ("Sandoz") effected a business combination on December 20, 1996 (the "Combination"), forming Novartis Inc., a Swiss corporation ("Novartis"). Ciba previously formed a new subsidiary, Ciba Specialty Chemicals Holding Inc. ("SpinCo"), the holding company for Novartis' (formerly Ciba's) specialty chemicals businesses (including its direct or indirect interest in Hexcel Common and Senior Subordinated Debt and its rights and obligations under the Agreements) and plans to distribute the stock of SpinCo on a pro rata basis to the stockholders of Novartis (the "Spin-off").

          In connection with the Spin-off:

          1. Hexcel hereby consents to the consummation of the Spin-off and, in connection therewith, to the assignment to and the assumption by SpinCo and any of its wholly-owned Subsidiaries (by operation of law or otherwise in a manner reasonably satisfactory to Hexcel) of the Agreements. Such consent is being granted by Hexcel subject to the following: (a) the consummation of the Spin-off and the related assignments and assumptions will have no adverse consequences to Hexcel under the revolving credit facility as in effect on the date hereof and entered into by Hexcel and certain of its Subsidiaries in connection with Hexcel's acquisition of Hercules' Composite Products Division (the "Credit Facility"), (b) SpinCo will pay (or reimburse Hexcel for) any and all out-of-pocket fees and/or expenses incurred in connection with obtaining any required consents to or waivers regarding the Spin-off and the related and assumptions under the Credit Facility and (c) immediately after the Spin-off, SpinCo will contain Ciba's former Additives, Pigments, Polymers, Textile Dyes and Chemicals Divisions. SpinCo acknowledges that such consent shall be null and void if any of the foregoing conditions are not satisfied.

          2. As a result of the Combination and the Spin-off, the Agreements shall be deemed amended so that all references therein to Ciba, a Subsidiary of Ciba or the term "Ciba" shall, subject to the effectiveness of the foregoing consents, effective upon consummation of the Spin-off, be references to SpinCo, a Subsidiary of SpinCo or the name of SpinCo, as the case may be.

          3. Subject to the effectiveness of the foregoing consents, (a) Hexcel waives any violations of the Agreements that may result solely from the consummation of the Spin-off, (b) Hexcel confirms that, after giving effect to this Letter Agreement, consummation of the Spin-off will not conflict with or give rise to any right of termination, cancellation or acceleration by Hexcel or any of its Subsidiaries, or the loss by Ciba, Novartis, SpinCo or any of their respective Subsidiaries of any right (other than by virtue of having assigned such right to and in favor of SpinCo or any of its Subsidiaries, as the case may be, as contemplated by this Letter Agreement), under the Agreements and (c) upon consummation of the Spin-off, Hexcel releases Novartis and its Subsidiaries from any and all obligations under the Agreements, whether or not existing on the date of this Letter Agreement.

          4.   For purposes of paragraph 1, adverse consequences shall mean
(a) any and all fees, costs, expenses and other adverse consequences (including any increase in interest rates) under the Credit Facility that result solely from the Spin-off or a Default or Event of Default under Sections 15.1(m), (n), (o) or (p) of the Credit Facility resulting solely from the Spin-off (a "Spin-off Event or Default"), if at the time of the Spin-off there are no other Defaults or Events of Defaults, as defined in the Credit Facility, and (b) in the event that any other Default, Event of Default or other adverse consequence occurs under the Credit Facility (other than a Spin-off Event of Default), only those fees, costs, expenses and other adverse consequences (including any increase in interest rates) that the lenders under the Credit Facility (after having first met in good faith jointly with SpinCo and Hexcel representatives) specifically identify in writing as attributable solely to the Spin-off and/or a Spin-off Event of Default. The fees, costs and expenses required to be paid or reimbursed by SpinCo or other adverse consequences for which SpinCo is responsible under this Letter Agreement shall be limited to solely to those fees, costs, expenses and other adverse consequences as described in this paragraph 4, and upon (i) payment of all such fees, costs and expenses by SpinCo or (ii) resolution of each other adverse consequence by SpinCo in a manner reasonably satisfactory to Hexcel no further action shall be required and no such adverse consequence shall be deemed to have occurred hereunder.

          5. SpinCo agrees to provide reasonable prior notice to Hexcel as to the timing of the spin-off and, SpinCo and Hexcel agree to cooperate with each other in negotiating jointly in good faith with the lenders to obtain any necessary consents or waivers, reduce or obviate any fees, costs and expenses and minimize and otherwise resolve any other adverse consequences for which SpinCo is responsible under paragraph 4 of this Letter Agreement.

          Notwithstanding anything herein to the contrary, SpinCo shall retain without prejudice its right to assert that any consent or waiver by Hexcel referred to in this Letter

Agreement is not necessary in order to consummate the Spin-off without affecting any party's rights under any particular Agreement, and Hexcel shall retain without prejudice its right to assert that any such consent or waiver is necessary.

The provisions of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. As used herein, the term "Including" means including, without limitation. Except as expressly set forth herein, each of the Agreements shall remain in full force and effect.

          If the foregoing is in accordance with your understanding of our agreement, please sign where indicated below and return a copy of the same to the undersigned, whereupon this Letter Agreement shall represent a binding agreement between SpinCo and Hexcel

                                   Very truly Yours,

                                   CIBA SPECIALTY CHEMICALS
                                   HOLDING INC.

                                   by
                                     -------------------------------------
                                   Name:  B. Kamm   Dr. Peter Rudolf
                                   Title: Head      Senior Division Counsel
                                   Affiliate Financing

The foregoing is hereby confirmed and accepted as of the date first above written:

HEXCEL CORPORATION

by:
   -----------------------------
Name:  S.C. Forsyth
Title: Senior Vice President